Exhibit 99.1

Western Sierra Bancorp Reports 26% Increase in EPS;

Fully Diluted Earnings Per Share $0.66 for the 1st Quarter;

Asset Quality Remains Strong

CAMERON PARK, Calif.–(PR NEWSWIRE)–April 20, 2004–Western Sierra Bancorp (NASDAQ: WSBA), a multi-bank holding company, headquartered in Cameron Park, Calif., announced results for the first quarter ended March 31, 2004.

Financial and Operational Highlights from the first quarter of 2004 vs. 2003:

•                                          An increase in Fully Diluted EPS to $0.66 from $0.52 or 26%

•                                          Record Net Income of $3.47 million, an increase of $1.18 million or 52%

•                                          GAAP ROA and ROE of 1.32% and 14.74%, as compared to 1.34% and 16.84%

•                                          Total assets increased $372 million or 51% to $1.09 billion

•                                          Total loans increased $289 million or 51% to $859 million

•                                          Interest margin remained stable at 5.32% versus 5.36%

•                                          Efficiency Ratio fell to 56.0% from 57.8%

•                                          Continued superior asset quality with nonperforming assets at just 0.17% of ending assets.

Management Comments

Gary D. Gall, President and CEO of Western Sierra Bancorp, stated, “We are off to an excellent start in 2004 and we expect the full year to be another record year for Western Sierra Bancorp.  This is the first full quarter of operations including Auburn Community Bank and we are very pleased with the results thus far.  Our credit team continues to deliver good loan volume and maintain asset quality at the top of our peer group.”

Record Earnings and Returns

The Company reported record GAAP Earnings of $3,465,000 for the quarter or $0.66 per diluted share, an increase of $1,178,000 or 52% over the quarter ended March 31, 2003 in which earnings were $2,287,000 or $0.52 per diluted share.  For the twelve month period ended March 31, 2004 (trailing twelve months) GAAP earnings were $11,125,000 or $2.30 per diluted share *, an increase of $2,650,000 or 31% over the $8,475,000 or $1.96 per diluted share reported for the trailing twelve months ended March 31, 2003. (* includes a $.19 per diluted share one-time charge for elimination of the tax benefits associated with the Company’s Real Estate Investment Trust “REIT”).

The Company reported record Cash Net Income (excludes amortization expense of intangibles of $117,000 and $40,000, respectively, on a tax-adjusted basis) of $3,582,000 or $0.68 per diluted share, an increase of $1,255,000 or 54% over the quarter ended March 31, 2003 in which Cash Net Income was $2,327,000, or $0.53 per diluted share.

On a GAAP basis, Return on Average Assets was 1.32% for the quarter as compared to 1.34% for the first quarter ended March 31, 2003. Return on Average Equity was 14.74% for the quarter as compared to 16.84% for the first quarter ended March 31, 2003.  Return on Tangible Equity increased from 18.28% in the first quarter of 2003 to 23.15% in the first quarter of 2004.

Strong Loan and Deposit Growth

Total Assets ended the quarter at a record high of $1.09 billion.  This represents a $372 million or 51% increase over March 31, 2003.  The Company has continued its record of strong loan growth.  Total gross loans grew to $859 million, an increase of $289 million or 51% over a year ago and $37 million or 4.5% over 2003 year end.  Total Deposits grew to a record $918 million; this represents a $282 million or 44% increase over March 31, 2003.  The March 31, 2004 balance sheet totals include $159 million in loans, $237 million in total assets and $211 million in deposits acquired though the acquisitions of Central Sierra Bank on July 11, 2003 and Auburn Community Bank on December 12, 2003.

Net Interest Income Reaches Record High

Net interest income increased by $4.0 million or 48% over the first quarter of 2003.  The Company’s reported Net Interest Margin (on a fully tax equivalent basis) of 5.32% was up 21 basis points from the previous quarter (Q4 2003) and down 4 basis points from the first quarter of 2003.  Federal Funds Sold averaged $22 million or 2.3% of average earning assets in the quarter as compared to $56.7 million or 6.5% of average earning assets in fourth quarter of 2003 and $13.6 million or 2.1% of average earning assets for the first quarter of 2003.  The loan-to-deposit ratio increased to 95% from 89% in the fourth quarter of 2003 and 93% in the first quarter of 2003.

Yield on loans were 6.74% for the first quarter of 2004 as compared to 7.07% in the same period of 2003.  Costs of funds were 1.09% for the first quarter of 2004 as compared to 1.45% in the same period of 2003.

Superior Asset Quality

Credit quality remains strong with $272,000 or 0.03% loan delinquencies between 30 and 90 days compared to loan delinquencies of $104,000 or 0.02% of total loans as of March 31, 2003.  Non-performing assets (delinquent loans over 90 days and REO) totaled $1,854,000 or 0.17% of total assets, compared to $1,315,000 or 0.18% of total assets at March 31, 2003.  Loan loss reserves totaled $12.2 million, or 1.42% of loans outstanding at March 31, 2004, compared to $7.7 million, or 1.35% a year ago.  The Company recorded net charge-offs of $30,000 in the first quarter of 2004 as compared to net recoveries of $23,000 in the same period of 2003.

Other Income / Expense and the Efficiency Ratio

In addition to growth in net interest income of 48% for the quarter, the Company grew non-interest income by 25% through increased service charges and fees of $376,000 and increased investment service fee income of $275,000, which was offset in part by a decline in mortgage premiums of $249,000.  Total operating expenses excluding amortization of core deposit intangibles grew at a slower rate (40% for the quarter) resulting in an improved efficiency ratio, which fell from 57.8% in the first quarter of 2003 to 56.0% in the first quarter of 2004.

Other Information and Disclaimers

Western Sierra Bancorp is comprised of Western Sierra Bank, Lake Community Bank, Central California Bank and Auburn Community Bank.  The Company operates 32 Branches and loan production facilities in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa, Tuolumne, and Butte.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Western Sierra Bancorp and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended March 31,
(Unaudited)	2004	2003	Growth %
Interest income:
Interest and fees on loans	$14,036	$9,752	43.9%
Interest on investment securities:
Taxable	369	401
Exempt from federal taxes	387	359
Interest on Fed Funds Sold	53	42
Total interest income	14,844	10,555	40.6%

Interest expense:
Interest on deposits	2,004	1,999
Interest on borrowed funds	557	272
Total interest expense	2,562	2,271	12.8%

Net interest income	12,282	8,284	48.3%

Provision for loan and lease losses (LLP)	710	525	35.2%

Net interest income after LLP	11,572	7,759	49.2%

Non-interest income:
Service charges and fees	1,195	819
Investment service fee income	291	16
Net gain on sale and packaging of residential mortgage and government-guaranteed commercial loans	855	1,104
Other income	227	117
Total non-interest income	2,568	2,055	25.0%

Other expenses:
Salaries and benefits	4,887	3,416
Occupancy and equipment	1,352	1,052
Other expenses	2,309	1,645
Amortization of core deposit intangibles	180	62
Total other expenses	8,728	6,175	41.3%

Income before income tax	5,412	3,639	48.7%

Income taxes	1,947	1,352
GAAP net income	$3,465	$2,287	51.5%

Amortization of core deposits after tax	117	40
Cash net income	$3,582	$2,327	53.9%

GAAP EPS (including amortization expense)
Basic earnings per share	$0.70	$0.55	27.7%
Fully diluted earnings per share	$0.66	$0.52	26.4%

Cash EPS (excluding amortization expense)
Basic earnings per share	$0.72	$0.56	29.8%
Fully diluted earnings per share	$0.68	$0.53	28.5%

Shares used to Compute Basic EPS	4,972	4,192
Shares used to Compute Fully Diluted EPS	5,243	4,375

Average Loans	$837,635	$559,085	49.8%

Average Investments	$106,899	$82,827	29.1%

Average Earning Assets	$944,534	$641,911	47.1%

Average Deposits	$879,217	$604,103	45.5%

Average Non Interest Demand Deposits	$214,849	$140,825	52.6%

Average Interest Bearing Liabilities	$731,200	$492,497	48.5%

Average Assets	$1,052,003	$694,306	51.5%

Average Equity	$94,582	$55,076	71.7%

Return on Average Assets (GAAP)	1.32%	1.34%

Return on Average Equity (GAAP)	14.74%	16.84%

Return on Tangible Equity (GAAP)	23.15%	18.28%

Net Interest Margin (FTE)	5.32%	5.36%

Efficiency Ratio (FTE)	56.0%	57.8%

Western Sierra Bancorp and Subsidiaries

Consolidated Balance Sheet

(dollars in thousands)

(Unaudited)	March 31, 2004	March 31, 2003	Growth %
ASSETS:
Cash and due from banks	$36,453	$23,668
Federal funds sold	43,295	32,920
Cash and cash equivalents	79,748	56,588	40.9%

Interest-bearing deposits	4,000	1,388
Loans held for sale	1,729	4,345
Investment securities:
Trading	31	18
Available for sale (amortized cost $75,651 in 2004 and $57,667 in 2003)	77,695	59,096
Held to maturity (market value of $3,989 in 2004 and $7,021 in 2003)	3,811	6,794
Total investments	81,537	65,908	23.7%
Portfolio loans and leases:
Real estate mortgage	544,422	335,923
Real estate construction	180,633	131,890
Commercial	114,813	84,981
Agricultural	11,509	9,161
Installment	5,178	4,136
Lease financing	1,983	3,296
Total gross loans and leases	858,538	569,387	50.8%
Deferred loan and lease fees, net	(2,490)	(1,435)
Allowance for loan and lease losses	(12,165)	(7,661)
Net portfolio loans and leases	843,883	560,291	50.6%

Premises and equipment, net	19,543	15,788
Other real estate	—	485
Goodwill and other intangible assets	34,551	5,089
Other assets	29,971	13,291
Total Assets	$1,094,962	$723,173	51.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Non-interest bearing deposits	$238,523	$150,393	58.6%
Interest bearing deposits:
NOW, money market and savings	336,424	187,162
Time, over $100,000	174,583	165,307
Other time	168,769	134,266
Total deposits	918,299	637,128	44.1%

Borrowed funds	32,750	7,500
Subordinated debt	36,496	16,000
Other liabilities	9,867	5,526
Total liabilities	997,412	666,154	49.7%

Shareholders’ equity:
Preferred stock- no par value; 10,000,000 shares authorized; none issued	—	—
Common stock- no par value; 10,000,000 shares authorized; 4,975,533 shares issued in 2004 and 4,197,339 shares in 2003	66,649	31,085
Retained earnings	29,562	25,000
Accumulated other comprehensive income	1,339	935
Total shareholders’ equity	97,550	57,020	71.1%
Total Liabilities and Shareholders’ Equity	$1,094,962	$723,173	51.4%

Allowance for Loan and Lease Losses to Gross Loans	1.42%	1.35%

Ending Delinquent Loans	$272	$104

Ending Non Performing Loans (non accrual and > 90 days)	$1,854	$830

Total Non Performing Loans and REO - Non Performing Assets	$1,854	$1,315

YTD Charge-offs (recoveries)	$30	$(23)

YTD Charge-offs (recoveries) as a% of Average Loans	0.01%	(0.02)%

Non Performing Assets as a% of Total Assets	0.17%	0.18%

Total Risk Based Capital To Risk Weighted Assets	12.07%	12.39%

Tier 1 Capital to Risk Weighted Assets	10.39%	11.14%

Tier 1 Capital to Average Assets (Leverage Ratio)	8.79%	9.37%